Exhibit 107.1

CALCULATION OF FILING FEE TABLES

Form S-8

Sinclair Broadcast Group, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity issued pursuant to 2022 Stock Incentive Plan	Class A Common Stock, par value $0.01 per share	Rule 457(c) and 457(h)	10,498,506(2)	$23.02(3)	$241,675,608.12	.0000927	$22,403.33

Equity issued pursuant to 1998 Employee Stock Purchase Plan	Class A Common Stock, par value $0.01 per share	Rule 457(c) and 457(h)	1,000,000(4)	$19.57(5)	$19,570,000	.0000927	$1,814.14

Total Offering Amounts					$261,245,608.12		$24,217.47

Total Fee Offsets							N/A

Net Fee Due							$24,217.47

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Class A Common Stock, par value $0.01 per share (“Shares”), of Sinclair Broadcast Group, Inc. (the “Company”) that become issuable under the Company’s 2022 Stock Incentive Plan (the “2022 Plan”) and the Company’s 1998 Employee Stock Purchase Plan (the “ESPP”), by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Shares.

(2)

Represents 5,000,000 Shares reserved for future issuance under the 2022 Plan, plus 5,498,506 reserved Shares not issued subject to outstanding awards under the Company’s 1996 Long-Term Incentive Plan as of June 9, 2022.

(3)

Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share is calculated on the basis of $23.02, the average of the high and low price of the Company’s Shares on June 8, 2022, as reported on NASDAQ, which is within five business days prior to filing of this Registration Statement.

(4)

Represents Shares that were automatically added to the Shares reserved for issuance on January 1, 2022 under the ESPP pursuant to an “evergreen” provision contained in the ESPP. Pursuant to such provision, the number of Shares reserved for issuance under the ESPP automatically increases on January 1 of each year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (i) 1,000,000 Shares, (ii) 1.5% of the outstanding Shares on the immediately preceding December 31st, or (iii) a lesser amount determined by the Compensation Committee of the Company’s Board of Directors (the “Board”) or the Board.

(5)

Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act for the purpose of calculating the registration fee based on 85% of $23.02, the average of the high and low price of the Company’s Shares on June 8, 2022, as reported on NASDAQ, which is within five business days prior to filing of this Registration Statement. Pursuant to the ESPP, the purchase price of the Shares reserved for issuance thereunder will be 85% of the lower of the fair market value of a Share on the first trading day of the offering period or on the last trading day of the offering period.